EXHIBIT 10.4

Royal Bank
Royal Bank of Canada
B.C.  North Business Banking Centre
2nd Floor, 550 Victoria Street
Prince George, British Columbia V2L 2K1

Transit 04610
Tel.: (604) 960-4618
Fax:  (604) 562-1171
August 12, 1996



PRIVATE & CONFIDENTIAL
----------------------

 514592 B.C. Ltd.
 C/O 2233 McBride Crescent
 Prince George, B.C.
 V2M 1Z8

 Attention: Messrs. Gil Rahier/Orval Schattenkirk
 ------------------------------------------------

 Dear Sirs:

 OFFER TO FINANCE
 ----------------

Further to our recent discussions and subject to the undernoted terms and conditions, we are pleased to offer the following Lines of Credit:

BORROWER:           514592 B.C. LTD

LENDER: Royal Bank of Canada ("the Bank") through its Branch at 550 Victoria Street, Prince George, B.C. V2L 2K1.

AMOUNT/TYPE:        1) $750,000.  Demand Loans, Term, Reducing and/or Fixed
                    Rate Business Term Loans.

CURRENCY:           Unless otherwise stated, all amounts will be considered
                    to be in Canadian Dollars.

PURPOSE: 1) Pay out existing Agreement for Sale held on Mountainview Mobile Home Park in Sparwood, B.C.

INTEREST RATES:     1) RBP plus 1% per annum and/or rate to be quoted by
                    the Bank from time of issue.

                    Prime Loans:
                    ------------
                    Royal Bank Prime ("RBP") is the annual rate of interest announced from time to time by Royal Bank of Canada as a reference rate then

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                    in effect for determining interest rates on Canadian
                    Dollar commercial loans in Canada. Interest on Prime Loans shall be calculated monthly in arrears, both before and after maturity, default and judgment with interest on overdue interest at the same rate as on the applicable loan computed on the actual number of days elapsed divided by 365, and shall be payable on the 20th day of each month.

                    Fixed Rate Business Term Loans:
                    -------------------------------
                    Interest is fixed for the term of the loan at a rate to be quoted by the Bank at drawdown. Interest is calculated monthly as well after as before maturity, default and judgment with interest on overdue interest at the same rate as on the principal. Interest is payable monthly, calculated on the daily balance outstanding and based on the actual number of days elapsed divided by 365.

ARRANGEMENT FEE:    $3,750.00 payable upon acceptance of this letter.

REPAYMENT:          1) Subject to being on a demand basis, blended monthly
                    payments to be established at drawdown to amortize principal over 15 years.


EVIDENCE OF
INDEBTEDNESS:       The Bank's accounts and records constitute, in the
                    absence of manifest error, PRIMA FACIE evidence of indebtedness of the Borrower to the Bank pursuant to this agreement.

                    The Borrower authorizes and directs the Bank to automatically debit by mechanical, electronic or manual means, the bank account(s) of the Borrower for all amounts payable under this agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank account(s).

COLLATERAL
SECURITY:           General Security Agreement, duly registered, providing
                    a floating charge over all company assets.

                    Registered Revolving Collateral First Mortgage, in the amount $750.000, against "Mountainview Mobile Home Park" in

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                    Sparwood, B.C. (legally described as Lot 1, District
                    Lot 4589, Kootenay District, Plan 18084; P.I.D. 012-412-660). Mortgage to include Assignment of Rents.

                    Guarantees and Postponements of Claim, in the amount of $187,500., to be signed individually by:

                    *  Gilbert Rahier,
                    *  Marjorie Rahier,
                    *  Orval Schattenkirk,
                    *  Annette Schattenkirk.

                    Postponements of Claim, duly registered, to be signed individually as follows:

                    * Gilbert Rahier,
                    * Marjorie Rahier,
                    * Orval Schattenkirk,
                    * Annette Schattenkirk.

COVENANTS:          In addition to the covenants, terms and conditions
                    agreed to in security documentation, the Borrower agrees:

                    * not to make or repay loans to shareholders or related or affiliated entities, without the prior written consent of the Bank;

                    * to undertake to insure and keep insured all assets and properties customerily insured by companies carrying on a similar business in similar locations or owning or operating similar properties against all risk, including, but not limited to business interruption insurance;

                    * to conduct its business in compliance with all environmental laws and regulations and failure to do so could, at the Bank's sole discretion, constitute default. The Borrower also indemnifies the Bank for the payment of the costs of any environmental claims against the Borrower's assets;

                    * it will pay duly and punctually all amounts due hereunder;

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                    * to remit as required under the Income Tax Act
                    (Canada), all amounts required to be deducted or withheld and remitted under the Act, as they fall due, and to promptly pay when due all business, income and other taxes properly levied on its operations and property;

                    * to give the Bank prompt notice of any known event of default or any known event which, with notice or lapse of time or both, would constitute an event of default; and

                    * to provide the Bank with updated environmental information as requested from time to time.

REPORTING
REQUIREMENTS:       The Borrower will provide the Bank with:

                    * accountant prepared annual Review Engagement financial statements within 120 days after year end; and

                    * such corporate and other information as may be required prior to advance or from time to time thereafter;

                    The Borrower will ensure the guarantors provide current financial statements at least annually or when requested to do so by the Bank.

AVAILABILITY:       Availability of financing is subject to:

                    * receipt by the bank of satisfactory commercial appraisal report reflecting a minimum current market value of $1,085,000.00;

                    * receipt by the Bank of satisfactory environmental analysis evidencing satisfactory risk with no further investigation deemed necessary;

                    * receipt by the Bank of all security documents and supporting agreements, including an accepted copy of this Offer Letter, which are properly executed and, if necessary, registered or filed and to be in a

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                    form satisfactory to the Bank and its solicitors and
                    where required by the Bank, supported by a Legal Opinion satisfactory in all respects to the Bank and its solicitors.

PREPAYMENT:         The Borrower may prepay any portion of the borrowings
                    outstanding by way of Prime Loans without penalty.

                    At the option of the Borrower, prepayment up to 10% of the outstanding principal balance under Fixed Rate Business Term Loans is permitted without penalty once each year during the 12 month period from the anniversary date of the loan. Prepayments in excess of 10% of the principal balance outstanding are subject to a 6 month prepayment penalty if prepaid within the first year and a 3 month prepayment penalty thereafter based on the amount of such prepayment, where the term is in excess of 1 year.


COSTS: All legal costs, fees, expenses, etc. incurred in connection with establishment and negotiation of the subject credit facilities, preparation and maintenance, enforcement and eventual discharge of security and other documentation required are for the account of the Borrower.

REPRESENTATIONS
AND WARRANTIES:     The Borrower represents and warrants to the Bank that:

                    a) the Borrower is a corporation validly incorporated and subsisting under the laws or British Columbia, and that it is duly registered or qualified to carry on business in all jurisdictions where the character of the properties owned by it or the nature of its business transacted makes such registration or qualification necessary;

                    b) the execution and delivery of this agreement by the Borrower has been duly authorized by all necessary actions and does not:

                         i) violate any law or any provision of the charter of the Borrower,

                         ii) result in a breach of a default

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                         under, or the creation of any encumbrance on the
                         properties and assets of the Borrower under any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties and assets may be bound or affected; and

                    c) no event has occurred which constitutes, or which with giving of notice, lapse of time or other condition would constitute, a default having a material adverse effect on the financial condition of the Borrower under or in respect of any agreement, undertaking or instrument to which the Borrower or any of its properties or assets may be subject.

GOVERNING LAW:      This agreement shall be construed in accordance with
                    and governed by the laws of the Province of British
                    Columbia and of Canada applicable herein.

EXPIRY DATE:        Loan facilities are subject to periodic review and the
                    next formal review is scheduled for ugust 16,1997.

EVENTS OF DEFAULT:  Without limiting the Bank's right to make demand for payment on "Prime Loans" at any time, and in the event of default the right to make demand on "Fixed Rate Business Term Loans", these Lines of Credit will be subject to review from time to time at the Bank's discretion and at least annually, and the Bank reserves the right to withdraw its support at any time should any of the aforementioned terms, conditions and covenants not be kept or be abridged or should there be, in the Bank's opinion:

                    * a material adverse change in the financial condition of the Borrower or guarantors;

                    * an unacceptable change in ownership of the Borrower;
                    or

                    * legal implications detrimental to the affairs of the Borrower or guarantors or the sufficiency of the Bank's collateral security;

                    * a breech by the Borrower of any provision of any other agreement with the Bank.

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We are pleased to have been given the opportunity to present you with our financing proposal. If acceptable, kindly acknowledge these terms and conditions on the duplicate of this letter in the space provided and return to the attention of the undersigned by August 15, 1996, after which date the within offer is null and void.

The within Offer to Finance supersedes all previous offers.

Yours truly,


(Original signed by S.B. Cowie)

 S.B. Cowie
 Sr. Account Manager


SBC/fps

Enclosure(s)






TERMS AND CONDITIONS ACCEPTED THIS 21 DAY OF AUGUST 1996.


514592 B.C. LTD.


PER /s/ Gilbert Rahier


PER /s/ Orval Schattenkrik









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